Exhibit 99.1

Smart for Life Reports 2022 Financial Results and Provides Business Update

Revenue Increases 96.9% to $17.8 Million for 2022
Reflecting Successful Acquisition Strategy

Chairman’s Report on 2023 Outlook Will Be Released
Monday, April 3rd at 8:00 a.m. Eastern Time

Boca Raton, FL – March 31, 2023 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a high growth global leader in the Health & Wellness sector marketing and manufacturing nutritional foods and supplements worldwide, today announced financial results and provided a business update for the year ended December 31, 2022.

“2022 marked a transformative year for Smart for Life as we built a solid foundation through acquisitions, which has positioned us for significant organic growth and improved profitability in 2023,” stated Darren Minton, Smart for Life’s Chief Executive Officer. “We believe our proactive “Buy and Build” strategy is working, as we have now completed five major acquisitions since our formation. We believe this not only validates our ability to acquire cash flow positive companies at attractive multiples, but also our ability to successfully integrate these companies within our organization. With instantly recognizable brands, industry-leading products, loyal customers, and a full range of world-class service offerings, Smart for Life is ideally positioned to bring health and wellness to customers around the world, while remaining laser focused on driving shareholder value.”

“We are highly proactive in the development of our acquisition pipeline,” noted A.J. Cervantes, Jr., Executive Chairman of Smart for Life. “The industry is highly fragmented with a number of “mom and pop” companies for sale resulting in a large pool of prospective acquisitions. Our goal is to be at a minimum of $100 million in annualized revenues in the next twelve months based on anticipated acquisitions and organic growth. While there are no assurances that we will close all the acquisitions in the pipeline, we are currently engaged in negotiation with four prospective transactions in various stages, representing approximately $75 million in additional revenue. Our objective is to achieve $300 million in revenues by the fourth quarter of 2026.”

Alan Bergman, Smart for Life’s Chief Financial Officer, said, “Smart for Life’s business model is structured as a consolidation or rollup strategy by executing a series of accretive acquisitions. Our financing structure is essentially that of a traditional leveraged buy-out model, which results in the use of a significant amount of debt. Many emerging growth and early-stage public companies typically experience earnings losses in their early years as a company begins to execute its business model. Due to our inherent financing structure, facilitating multiple tranches of debt, we incurred losses in 2022. On the flip side, the utilization of debt eliminates the need to sell equity, particularly at the low share prices Smart for Life has experienced recently, minimizing dilution for shareholders. It is also important to note that the majority of the losses Smart for Life has experienced in the first year of its operation as a public company are non-cash. We believe we will be able to turn the corner to profitability at approximately $50 million in revenue, assuming conventional industry gross margins.”

Mr. Cervantes added, “We believe it is only a matter of time before the market recognizes the opportunity that Smart for Life represents. Despite the challenging market that companies of all shapes and sizes are currently experiencing, we believe we will continue to get transactions completed to further our business goals and reach significant organizational milestones which, in turn, can lead to enhanced value for shareholders.”

Financial Results

Revenues increased to $17.8 million for the year ended December 31, 2022 compared to $9.0 million for the year ended December 31, 2021, an increase of $8.8 million, or 96.9%, due to the acquisitions completed in 2021 and 2022. Gross profit increased to $4.9 million for the year ended December 31, 2022 compared to approximately $2.9 million for same period last year, an increase of $2.0 million or 68.3%. The net loss was $30.0 million for the year ended December 31, 2022 compared to $7.8 million for same period last year, which was primarily due to the increase in interest expense of $13.4 million, which includes a non-cash charge of approximately $10.8 million associated with the issuance of shares at the time of our IPO. Additionally, as a result of acquisitions completed in the second half of 2021, the 2022 expenses include the full year activities for operating expenses, which increased by approximately $8.9 million.

The Company reported an Adjusted EBITDA loss of $8.9 million in 2022, as compared to Adjusted EBITDA loss of $4.5 million in 2021. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. The Company defines Adjusted EBITDA as earnings before related party consulting fees, stock-based compensation, stock issued for services, bad debt expense, IPO related expenses, and gain on debt extinguishment. Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as means to measure performance. The Company’s measurements of Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles Adjusted EBITDA, a non-GAAP measure, to GAAP numbers for net loss for the year ended December 31, 2022.

	Year ended December 31,
	2022	2021

Net loss	(29,977,815)	(7,765,523)
Interest expense	15,917,788	2,511,920
Taxes	-	-
Depreciation and amortization	2,145,441	717,925
EBITDA	(11,914,586)	(4,525,678)
Related party consulting fees	1,471,199	-
Stock based compensation	53,676	-
Stock issued for services	1,049,795	900
IPO related expenses	702,394	-
Bad debt expense	40,411	-
Gain on debt extinguishment	(329,052)	-

ADJUSTED EBITDA	(8,926,163)	(4,534,778)

Chairman’s Report on 2023 Outlook

The Company also announced today that A.J. Cervantes, Jr., Smart for Life’s Founder and Executive Chairman will release a 2023 outlook report on Monday April 3, 2023 at 8:00 a.m. Eastern Time.

The report will provide an overview of the Company's activities during the past year, including significant developments and achievements, as well as updated information on the Company’s most recent acquisitions and products. In addition, the video report will delve into the Company’s future initiatives, including its acquisition pipeline, engagement of buyside professionals, and anticipated breakeven metrics. As a result, the video report will contain various forward-looking statements on the Company's future prospects and growth opportunities.

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a publicly held global holding company, the Company is executing a Buy-and-Build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues by the fourth quarter of 2026. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates five subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing, GSP Nutrition and Ceautamed Worldwide. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com